As filed with the Securities and Exchange Commission on August 26, 2009

Registration No. 333-115400

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMTC CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	3672	98-0197680
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

635 Hood Road, Markham, Ontario, Canada L3R 4N6

(905) 479-1810

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John E. Caldwell

President and Chief Executive Officer

635 Hood Road, Markham, Ontario, Canada L3R 4N6

(905) 479-1810

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian Erb, Esq.

Ropes & Gray LLP

One Embarcadero Center

San Francisco, CA 94111-3711

Phone: (415) 315-6300

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by checkmark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 1 to Form S-1 (this “Post-Effective Amendment”) is being filed by SMTC Corporation (the “Company”) pursuant to the undertakings in Item 17 of the registration statement on Form S-1 (Registration No. 333-115400) (the “Registration Statement”), which was previously declared effective by the Securities and Exchange Commission on June 24, 2004, to (i) incorporate by reference the Company’s Annual Report on Form 10-K for the fiscal period ended January 4, 2009, as well as the Company’s Quarterly Reports on Form 10-Q for the three-month periods ending April 5, 2009 and July 5, 2009 and several Current Reports on Form 8-K, and (ii) update certain other information in the Registration Statement. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement. Accordingly, we hereby amend the Registration Statement by filing this Post-Effective Amendment, which relates to the registration of 50,025,000 shares of our common stock, $0.01 par value per share, being registered for the exchange of the exchangeable shares of SMTC Manufacturing Corporation of Canada (“SMTC Canada”), a subsidiary of the Company.

PROSPECTUS

August 26, 2009

50,025,000 Shares

SMTC CORPORATION

Common Stock

The shares of our common stock offered by this prospectus will be issued in exchange for exchangeable shares of SMTC Manufacturing Corporation of Canada, or SMTC Canada, a subsidiary of ours. We are bearing the expenses of registration of the shares in this prospectus.

Our shares of common stock are quoted on The NASDAQ Global Market (“NASDAQ”) under the symbol “SMTX”. The exchangeable shares are traded on the Toronto Stock Exchange under the symbol “SMX”. On August 25, 2009, the last reported closing price per share of our common stock on The NASDAQ Global Market was $0.75 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2009.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference.” If the information in, or incorporated by reference in, this prospectus conflicts with information in a document incorporated by reference herein, the information in this prospectus shall control. All references in this prospectus to “SMTC,” the “Company,” “we,” “us” or “our” mean SMTC Corporation, unless we state otherwise or the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange exchangeable shares of SMTC Canada for shares of our common stock only in jurisdictions where such exchanges are permitted. The information contained in this prospectus is accurate only as of the applicable dates, regardless of the time of delivery of this prospectus or the time of issuance or resale of any securities.

1

RISK FACTORS

You should consider the “Risk Factors” included under (i) Item 1A of our annual report on Form 10-K for the fiscal period ended January 4, 2009, as filed on April 6, 2009, as amended by Amendment No. 1 to the annual report on Form 10-K filed on May 14, 2009, (ii) Item 1A of our quarterly report on Form 10-Q for the three-month period ended April 5, 2009, as filed on May 20, 2009, and (ii) Item 1A of our quarterly report on Form 10-Q for the three-month period ended July 5, 2009, as filed on August 14, 2009 all of which are incorporated by reference into this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements as defined under the federal securities laws. Actual results could vary materially, and the factors that could cause actual results to vary materially are described herein and in other documents. We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business as described under “Risk Factors” above. We encourage you to read those descriptions carefully. We caution investors not to place significant reliance on forward-looking statements contained or incorporated by reference in this document; such statements need to be evaluated in light of all the information contained in this document. Furthermore, the statements speak only as of the date of this document, and we undertake no obligation to update or revise these statements.

Where we say “we”, “us”, “our”, the “Company” or “SMTC”, we mean SMTC Corporation or SMTC Corporation and its subsidiaries, as applicable. Where we refer to the “industry”, we mean the electronics manufacturing services industry. Certain statements in this prospectus contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “envisions”, “seeks” and other similar language and are considered forward looking statements or information under applicable securities laws. These statements are based on our current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which we operate. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different. Although we believe expectations reflected in such forward-looking statements are reasonable based upon the assumptions in this prospectus, they may prove to be inaccurate and consequently our actual results could differ materially from our expectations set out in this prospectus.

USE OF PROCEEDS

Because the shares of our common stock offered hereunder will be issued in exchange for the exchangeable shares of our subsidiary SMTC Canada, we will receive no proceeds from the sale of such common stock.

DILUTION

This offering is for shares of common stock to be issued in exchange for exchangeable shares of SMTC that are either currently outstanding or are issuable upon exercise of warrants underlying the Special Warrants of SMTC Canada. The exchange of common stock for exchangeable shares will not result in any change to the net tangible book value per share. Investors should be aware, however, that the price of our shares may not bear any relationship to net tangible book value per share.

PLAN OF DISTRIBUTION

Our subsidiary SMTC Canada completed a committed private placement on March 3, 2004, which was fully underwritten by a syndicate of Canadian investment dealers comprised of Orion Securities Inc., CIBC World Markets Inc., GMP Securities Limited and RBC Dominion Securities Inc. of 33,350,000 Special Warrants to qualified investors at a price of C$1.20 (approximately US$0.90) per Special Warrant, representing an aggregate amount of issue of C$40.02 million, C$37.3 million net of underwriting expenses, or approximately US$29.9 million, US$27.6 million net of underwriting expenses, based on the exchange rate on March 3, 2004.

The Special Warrants were exercised for units on June 2, 2004. Each Special Warrant was exercisable into one unit consisting of one exchangeable share of SMTC Canada, and one half of a warrant to purchase an exchangeable share. Each whole warrant is exercisable for one exchangeable share of SMTC Canada at an exercise price of C$1.85 per share until March 4, 2009.

The exchangeable shares of SMTC Canada may be exchanged at any time at the option of the holder on a one-for-one basis for shares of our common stock. The issuance of such shares of common stock in exchange for exchangeable shares is being registered by this prospectus. We have agreed to bear the expenses of registration of the shares in this prospectus.

Holders of exchangeable shares may exchange their exchangeable shares for common stock by exercising their retraction rights, which are described under “Description of the Exchangeable Shares—Retraction.” A description of the tax effects of such exchange is also included under “Description of the Exchangeable Shares.”

The exchangeable shares are intended to be functionally and economically equivalent to the shares of common stock, accordingly there are no material differences in the rights of the holders of common stock and the holders of exchangeable shares. Additional information on the rights of the holders of exchangeable shares is included under “Description of the Exchangeable Shares.”

DESCRIPTION OF CAPITAL STOCK

General Matters

The total amount of our authorized capital stock consists of 26,000,000 shares of common stock and 5,000,000 shares of one or more series of preferred stock. As of August 10, 2009, we had 14,646,333 shares of common stock outstanding (consisting of our common stock and exchangeable shares issued by SMTC Canada that may be exchangeable into our common stock). We have no shares of any series of preferred stock outstanding, other than the one share of special voting stock described below.

Our charter and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our Board of Directors.

The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our charter and our by-laws, and by the provisions of applicable law.

Common Stock

The issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any series of preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. Please see “—Dividend Policy.” The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or our charter, the holders of common stock vote together as a single class on all matters submitted to a vote of stockholders.

Our common stock is listed for quotation on the NASDAQ Global Market under the symbol “SMTX,” and we submitted a “Notification Form: Listing of Additional Shares” with NASDAQ on February 17, 2004 regarding the shares of common stock being registered by this prospectus and issuable upon exchange of the exchangeable shares.

Preferred Stock

Our Board of Directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in a series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. The issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board of Directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

There are no shares of preferred stock outstanding, and we have no current intention to issue any of our unissued, authorized shares of preferred stock, other than the one share of special voting stock described below. However, the issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.

Dividend Policy

We have never declared a cash dividend on our common stock. Our Board of Directors has no present intention to authorize the payment of dividends on common stock in the foreseeable future. It is our present policy to retain earnings, if any, to provide for growth and working capital needs. Further, our credit facilities generally restrict us from paying dividends.

SMTC Canada Share Capital

Each of the exchangeable shares of SMTC Canada issued is exchangeable, at the option of the holder, at any time for one share of our common stock. Holders of the exchangeable shares are entitled to dividend and liquidation rights that are, as nearly as practicable, economically equivalent to those of holders of shares of our common stock. However, the exchangeable shares generally do not have any voting rights in respect of SMTC Canada. Holders of exchangeable shares have certain rights to receive common stock in the event of any liquidation, dissolution or winding-up of SMTC Canada or SMTC or any other distribution of the assets of SMTC Canada or SMTC for the purpose of winding-up its respective affairs.

On closing of our initial public offering in July 2000, we entered into a voting and exchange trust agreement and issued one share of SMTC special voting stock to a trustee to be held for the benefit of the holders of exchangeable shares, other than companies with which we are affiliated. By furnishing instructions to the trustee, holders of exchangeable shares are able to exercise essentially the same voting rights with respect to SMTC as they would have if they had exchanged their exchangeable shares for shares of our common stock.

On closing of our initial public offering in July 2000, we also entered into a support agreement under which we agreed to maintain the economic equivalency of the exchangeable shares and the common stock by, among other things, not declaring and paying dividends on the common stock unless SMTC Canada is able to declare and pay economically equivalent dividends on the SMTC Canada exchangeable shares in accordance with the terms of those shares. SMTC Canada may also declare stock dividends from time to time as necessary to maintain the one-for-one economic equivalence between SMTC Canada exchangeable shares and shares of common stock. The SMTC Canada exchangeable shares do not carry any other right to receive dividends from SMTC Canada.

The support agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the common stock is proposed by SMTC or is proposed to SMTC or its stockholders and is recommended by the Board of Directors of SMTC, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of SMTC, and the exchangeable shares are not otherwise redeemed by SMTC Canada or SMTC Nova Scotia Company (“SMTC Nova Scotia”), SMTC will use its reasonable efforts to enable and permit holders of exchangeable shares to participate in such an offer to the same extent and on an economically equivalent basis as the holders of SMTC common stock. Without limiting the generality of the foregoing, SMTC will use its reasonable efforts to ensure that holders of exchangeable shares may participate in all such offers without being required to exercise their right to retract their exchangeable shares or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the offer and only to the extent necessary to tender to or deposit under the offer; however, the rights of SMTC Canada to redeem, or SMTC Nova Scotia to purchase exchangeable shares, as described below under “Description of the Exchangeable Shares,” in the event of an SMTC Control Transaction, as defined below under “Description of the Exchangeable Shares-Definitions,” remain unaffected by the foregoing.

The exchangeable shares are subject to adjustment or modification in the event of a stock split or other change to our capital structure so as to maintain the initial one-to-one relationship between the exchangeable shares and our common stock. On or after July 27, 2015, subject to acceleration in certain circumstances, the Board of Directors of SMTC Canada may redeem all of the outstanding exchangeable shares by delivering to the holders one share of our common stock for each exchangeable share held.

The exchangeable shares of SMTC Canada may not be resold or otherwise transferred in the United States except pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act. This prospectus is included in the registration statement that we have filed with respect to the issuance of the shares of our common stock issuable upon the exercise of the exchange rights granted to the holders of the exchangeable shares of SMTC Canada.

SMTC Nova Scotia owns 7,202,762 exchangeable shares, 6,331,517 Class C preferred shares and 23,092 Class Y shares that have been issued by SMTC Canada. The Class C preferred shares are redeemable at any time at the option of SMTC Canada and entitle the holder to receive fixed preferential non-cumulative cash dividends at a rate of C$0.06 per share per year in priority to the holders of exchangeable shares, Class Y shares and common shares. Holders of Class C preferred shares are also entitled to a preference payment of C$1.00 per share in the event of any liquidation, dissolution or winding-up of SMTC Canada before any payment is made to the holders of SMTC Canada exchangeable shares, Class Y shares and common shares. The Class Y shares of SMTC Canada entitle the holder to dividends based on the dividends payable on the exchangeable shares. Holders of Class Y shares are also entitled to receive, upon liquidation, dissolution or winding-up of SMTC Canada, and subject to the prior rights of Class C preferred shares and the exchangeable shares but in priority to the common shares, an amount based on the value of the exchangeable shares, as determined by the board of directors of SMTC Canada. The holders of the common shares of SMTC Canada are entitled to participate in assets upon the liquidation, dissolution or winding-up of SMTC Canada subject to the prior rights of the holders of Class C preferred shares, exchangeable shares and Class Y shares. The common shares, the exchangeable shares, the Class Y shares and the Class C preferred shares remain the outstanding share capital of SMTC Canada.

The exchangeable shares of SMTC Canada are listed on the Toronto Stock Exchange under the symbol “SMX.”

Registration Rights

Stockholders Agreement

Under the amended and restated stockholders agreement dated November 22, 2000, between us and certain of our current stockholders, some of our stockholders will be entitled to rights with respect to the registration under the Securities Act of 1933, as amended, of some or all of their shares as described below.

At any time after 180 days following the effective date of any registration statement filed with respect to an underwritten public offering of our securities for our own account, the holders of a majority of the aggregate number of shares of common stock held by our stockholders who are parties to the amended and restated stockholders agreement can request that we register all or a portion of their shares. We will only be required to file up to three registration statements on forms other than Form S-3 in response to such demand registration rights.

Certain stockholders party to the amended and restated stockholders agreement holding at least 15% of our common stock then held by the parties to our amended and restated stockholders agreement, may request that we register all or a portion of their shares. We will only be required to file up to three registration statements on forms other than Form S-3 in response to such demand registration rights. We will not be required to file a registration statement in response to their demand registration rights within 180 days following the effective date of any registration statement filed by us with respect to an underwritten public offering of our securities for our own account.

If we register any securities for public sale, the holders of shares of our common stock who are parties to the amended and restated stockholders agreement will have the right to include their shares in the registration statement. This right does not apply to a registration statement relating to any of our employee benefit plans, a corporate reorganization or certain public offerings unless such public offering has been initiated pursuant to the majority demand registration rights or other demand registration rights described above. The managing underwriter of any underwritten offering will have the right to limit the number of shares registered by these holders for marketing reasons.

All shares held by our stockholders who are parties to the amended and restated stockholders agreement could potentially be required to be registered in connection with the exercise of any of the registration rights described above.

We will pay all reasonable expenses incurred in connection with the demand registrations described above, except for underwriters’ discounts and commissions and applicable transfer taxes, which will be paid by the selling stockholders. We will pay the reasonable expenses of counsel to the selling stockholders in connection with a piggyback registration.

Other Provisions of our Charter and By-laws

Our charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The charter and the by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Chairman of the Board, the chief executive officer or pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

The by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of such stockholder’s intention to bring that business before the meeting. Although the by-laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of SMTC.

Provisions of Delaware Law Governing Business Combinations

We are subject to the “business combination” provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless:

•	the transaction is approved by the Board of Directors prior to the date the “interested stockholder” obtained such status;
•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to such date the “business combination” is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to SMTC and, accordingly, may discourage attempts to acquire SMTC.

Limitations on Liability and Indemnification of Officers and Directors

Our charter limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our charter provides that we will indemnify our directors and officers to the fullest extent permitted by such law.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is BNY Mellon Shareholder Services LLC. The transfer agent and registrar for the exchangeable shares is CIBC Mellon Trust Company.

DESCRIPTION OF THE EXCHANGEABLE SHARES

The following is a summary of the exchangeable share provisions and certain provisions of the Voting and Exchange Trust Agreement and the Exchangeable Share Support Agreement. This summary is qualified in its entirety by reference to the full text of the exchangeable share provisions, the Voting and Exchange Trust Agreement and the Exchangeable Share Support Agreement.

General

The exchangeable shares are intended to be functionally and economically equivalent to the shares of our common stock and are exchangeable at any time at the option of the holder on a one-for-one basis for shares of common stock. SMTC Canada, SMTC and CIBC Mellon Trust Company, as trustee, have entered into a voting and exchange trust agreement pursuant to which SMTC issued one share of special voting stock, or special voting share, to the trustee to be held by the trustee for the benefit of the holders of exchangeable shares (other than SMTC and its affiliates). By furnishing instructions to the trustee under the Voting and Exchange Trust Agreement, holders of exchangeable shares have the functionally equivalent voting rights with respect to SMTC as they would have upon an exchange of exchangeable shares for common stock. Holders of exchangeable shares are also entitled to receive from SMTC Canada (i) cash dividends payable in U.S. dollars or Canadian dollars that are economically equivalent to cash dividends, if any, paid by SMTC on its common stock, and (ii) stock dividends consisting of the same number of exchangeable shares as is equal to the number of shares of common stock, if any, paid by SMTC as a stock dividend on its common stock. The exchangeable shares are subject to adjustment or modification in the event of a stock split or other change to the capital structure of SMTC so as to maintain the initial one-to-one relationship between the exchangeable shares and the common stock.

Voting, Dividend and Liquidation Rights

Voting Rights with Respect to SMTC Canada

Except as required by law or under the Exchangeable Share Support Agreement, the terms of the exchangeable share provisions with respect to the amendment thereof or the Voting and Exchange Trust Agreement, the holders of exchangeable shares are not entitled as such to receive notice of or attend any meeting of shareholders of SMTC Canada or to vote at any such meeting.

In accordance with the terms of the Exchangeable Share Support Agreement, neither SMTC nor any of its affiliates will exercise any voting rights with respect to any exchangeable shares held by it, although it will appoint proxyholders with respect to such exchangeable shares for the sole purpose of attending meetings of the holders of exchangeable shares in order to be counted as part of the quorum for such meetings.

Voting Rights with Respect to SMTC

The special voting share held by the trustee for the benefit of the registered holders of the exchangeable shares (other than SMTC and its affiliates) has attached thereto that number of votes, which may be cast at any meeting at which SMTC Stockholders are entitled to vote, equal to the number of exchangeable shares outstanding from time to time (other than exchangeable shares held by SMTC and its affiliates).

Each registered holder of an exchangeable share (other than SMTC and its affiliates) on the record date for any meeting at which SMTC stockholders are entitled to vote is entitled to instruct the trustee to exercise one of the votes attached to the special voting share for each exchangeable share held by such holder. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder and, in the absence of instructions from a registered holder as to voting, will not exercise such votes. A registered holder may, upon instructing the trustee, obtain a proxy from the trustee entitling the holder to vote directly at the relevant meeting the votes attached to the special voting share to which the holder is entitled. In connection with each meeting, to the extent that the trustee has not, upon such instructions, signed and delivered to registered holders proxies as aforesaid, the trustee will exercise its voting rights as holder of the special voting share either by proxy or in person.

The trustee will send to the registered holders of the exchangeable shares the notice of each meeting at which the SMTC stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the trustee to exercise the votes attached to the special voting share. Such sending by the trustee shall commence on the same day as SMTC sends such notice and materials to the SMTC stockholders. The trustee will also send to the registered holders of exchangeable shares copies of all information statements, interim and annual financial statements, reports and other materials sent by SMTC to the SMTC stockholders at the same time as such materials are sent to the SMTC stockholders. If such materials are provided to the trustee by SMTC, the trustee will also send to the registered holders of the exchangeable shares all materials sent by third parties to SMTC stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as reasonably practicable after such materials are delivered to the trustee.

All rights of a registered holder of exchangeable shares to instruct the trustee to exercise votes attached to the special voting share will cease upon the exchange (whether by redemption, retraction or liquidation, or through the exercise of the related call rights) of all of such holder’s exchangeable shares for common stock. In addition, the trust governing the rights of registered holders of exchangeable shares to instruct the trustee to exercise votes attaching to the special voting share may be terminated or amended with the approval of the holders of the exchangeable shares as set forth below under the heading “Amendment and Approval”.

Dividend Rights

Holders of exchangeable shares are entitled to receive, subject to applicable law and to the next paragraph, dividends (i) in the case of a cash dividend declared on the common stock, in an amount in cash for each exchangeable share corresponding to the cash dividend declared on each share of common stock; (ii) in the case of a stock dividend declared on the common stock to be paid in common stock, in such number of exchangeable shares for each exchangeable share as is equal to the number of shares of common stock to be paid on each share of common stock; or (iii) in the case of dividend declared on the common stock in property other than cash or common stock, in such type and amount of property as is the same as, or economically equivalent to the type and amount of property declared as a dividend on each share of common stock (as determined by SMTC Canada’s board of directors in good faith and in its sole discretion). Cash dividends on the exchangeable shares are payable in U.S. dollars or the Canadian Dollar Equivalent thereof, at the option of SMTC Canada. The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as those for the corresponding dividends on the common stock.

In the case of a stock dividend declared on the common stock to be paid in common stock, in lieu of declaring a corresponding stock dividend on the exchangeable shares, the board of directors of SMTC Canada may, in its discretion and subject to applicable law, subdivide, redivide or change (each a “subdivision”) each issued and unissued exchangeable share on the basis that each exchangeable share before the subdivision becomes that number of exchangeable shares as is equal to the sum of (i) one; and (ii) the number of shares of common stock to be paid as a stock dividend on each share of common stock. In such instance, such subdivision shall become effective on the effective date for the dividend declared on the common stock without any further act or formality on the part of the board of directors of SMTC Canada or of the holders of exchangeable shares. No approval of the holders of exchangeable shares to an amendment to the articles of SMTC Canada shall be required to give effect to such subdivision. The record date for the determination of the holders of exchangeable shares entitled to receive exchangeable shares in connection with any subdivision of exchangeable shares and the effective date of such subdivision shall be the same dates as the record date and payment date, respectively, for the corresponding stock dividend declared on common stock.

Liquidation Rights with Respect to SMTC Canada

In the event of the liquidation, dissolution or winding-up of SMTC Canada or any other distribution of the assets of SMTC Canada among its shareholders for the purpose of winding-up its affairs, holders of exchangeable shares have, subject to applicable law, preferential rights to receive from SMTC Canada the Company Liquidation Amount for each exchangeable share held. Upon the occurrence of such liquidation, dissolution or winding-up, SMTC Nova Scotia has an overriding liquidation call right to purchase all of the outstanding exchangeable shares (other than exchangeable shares held by SMTC and its affiliates) from the holders thereof on the effective date of the liquidation, dissolution or winding-up of SMTC Canada for a purchase price per share equal to the Company Liquidation Amount. If SMTC Nova Scotia exercises the liquidation call right in respect of a holder’s exchangeable shares and pays all amounts payable by it to such holder in connection with such exercise, SMTC Canada shall no longer be obligated to pay to the holder any declared and unpaid dividends on such exchangeable shares.

Upon the occurrence and during the continuance of a Company Insolvency Event, each registered holder of exchangeable shares (other than SMTC and its affiliates) will be entitled to instruct the trustee to exercise the exchange right with respect to any or all of the exchangeable shares held by such holder, thereby requiring SMTC to purchase such exchangeable shares from the holder. As soon as practicable following the occurrence of a Company Insolvency Event or any event which may, with the passage of time and/or the giving of notice, become a Company Insolvency Event, SMTC Canada or SMTC will give written notice thereof to the trustee. As soon as practicable thereafter, the trustee will notify each registered holder of exchangeable shares of such event or potential event and will advise the holder of its rights with respect to the exchange right. The purchase price payable by SMTC for each exchangeable share purchased under the exchange right will be the Company Liquidation Amount. If SMTC purchases a holder’s exchangeable shares under the exchange right, SMTC Canada shall no longer be obligated to pay to the holder any declared and unpaid dividends on such exchangeable shares.

Liquidation Rights with Respect to SMTC

In order for the holders of the exchangeable shares to participate on a pro rata basis with the holders of common stock, on the fifth business day prior to the effective date of an SMTC Liquidation Event, each exchangeable share (other than those held by SMTC and its affiliates) will, pursuant to an automatic exchange right, automatically be exchanged for the SMTC Liquidation Amount pursuant to the Voting and Exchange Trust Agreement. Upon a holder’s request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by such instruments of transfer as SMTC may reasonably require, SMTC will deliver or cause the transfer agent to deliver (i) certificates representing the aggregate number of shares of common stock due in respect of the SMTC Liquidation Amount, registered in the name of the holder or in such name as the holder may request; and (ii) if applicable, a check for the aggregate amount of declared and unpaid dividends to the holder at the address recorded in the securities register, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. For a description of certain SMTC obligations with respect to the dividend and liquidation rights of the holders of exchangeable shares, see below under the heading “Support Obligation.”

Retraction

Subject to the exercise by SMTC Nova Scotia of its retraction call right, holders of exchangeable shares are entitled to retract (that is, to require SMTC Canada to redeem) any or all of the exchangeable shares held by such holder for a retraction price per exchangeable share equal to one share of common stock plus any declared and unpaid dividends on such exchangeable share. Holders of the exchangeable shares may effect such retraction by presenting to SMTC Canada or to the trustee (i) a certificate or certificates representing the number of exchangeable shares the holder desires to retract; (ii) a duly executed retraction request indicating the number of exchangeable shares the holder desires to retract and the retraction date; and (iii) such other documents as may be required to effect the retraction of the retracted exchangeable shares. A holder wishing to exercise the retraction right must present the foregoing documents to SMTC Canada or to the trustee at least 10 business days prior to, and not more than 15 business days after, the retraction date specified in the retraction request. Due to the foregoing notice period associated with the exchange of exchangeable shares for shares of common stock, a holder of exchangeable shares intending to exchange the exchangeable shares for shares of common stock and thereafter resell those shares will not be able to make delivery of the underlying common stock on a normal settlement cycle.

When a holder requests SMTC Canada to redeem retracted exchangeable shares, SMTC Nova Scotia will have an overriding retraction call right to purchase on the retraction date all but not less than all of the retracted exchangeable shares, at a purchase price per share equal to one share of common stock plus any declared and unpaid dividends on such exchangeable share for each retracted exchangeable share. Upon receipt of a retraction request, SMTC Canada will immediately notify SMTC Nova Scotia of the retraction request. SMTC Nova Scotia must then advise SMTC Canada within five business days as to whether the retraction call right will be exercised. If SMTC Nova Scotia does not so advise SMTC Canada, SMTC Canada will notify the holder as soon as possible thereafter that SMTC Nova Scotia will not exercise the retraction call right and provided that the retraction request is not revoked, SMTC Canada will redeem the retracted exchangeable shares on the retraction date in accordance with the exchangeable share provisions. If, within such five business day period, SMTC Nova Scotia advises SMTC Canada that SMTC Nova Scotia will exercise the retraction call right, then provided the retraction request is not revoked by the holder as described below, the retraction request shall thereupon be considered only to be an offer by the holder to sell the retracted exchangeable shares to SMTC Nova Scotia in accordance with the retraction call right. If SMTC Nova Scotia exercises the retraction call right in respect of a holder’s retracted exchangeable shares and pays all amounts payable by it to such holder in connection with such exercise, SMTC Canada shall no longer be obligated to pay to the holder any declared and unpaid dividends on such retracted exchangeable shares.

A holder may revoke its retraction request, in writing, at any time prior to the close of business on the business day preceding the retraction date, in which case the retracted exchangeable shares will neither be purchased by SMTC Nova Scotia nor be redeemed by SMTC Canada. If a holder does not revoke its retraction request, the retracted exchangeable shares will, on the retraction date, be purchased by SMTC Nova Scotia or redeemed by SMTC Canada, as the case may be, in each case as set out above. SMTC Canada or SMTC Nova Scotia, as the case may be, will deliver or cause the transfer agent to deliver (i) certificates, representing the aggregate number of shares of common stock due, registered in the name of the holder or in such other name as the holder may request; and (ii) if applicable, a check for the aggregate amount of declared and unpaid dividends to the holder at the address recorded in the securities register or at the address specified in the holder’s retraction request or by holding the same for pick up by the holder at the registered office of SMTC Canada or the office of the transfer agent as specified by SMTC Canada, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom.

If, as a result of solvency requirements or applicable law, SMTC Canada is not permitted to redeem all retracted exchangeable shares tendered by a retracting holder, and provided that SMTC Nova Scotia has not exercised the retraction call right with respect to such retracted exchangeable shares, SMTC Canada will redeem only those retracted exchangeable shares tendered by the holder (rounded down to the nearest whole number of shares) as would not be contrary to such provisions of applicable law. The trustee, on behalf of the holder of any retracted exchangeable shares not so redeemed by SMTC Canada, will, pursuant to the exchange right, require SMTC to purchase the retracted exchangeable shares not redeemed on the retraction date.

Redemption

Subject to applicable law and provided that SMTC Nova Scotia has not exercised the redemption call right, SMTC Canada will, on the redemption date, redeem all but not less than all of the then outstanding exchangeable shares for a redemption price per exchangeable share equal to one share of common stock plus any declared and unpaid dividends on the exchangeable share. SMTC Canada will, at least 60 days prior to the redemption date, or such number of days as the Board of Directors of SMTC Canada may determine to be reasonably practicable under the circumstances in respect of a redemption date arising in connection with, among other events, an SMTC Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, provide the registered holders of the exchangeable shares with written notice of the proposed redemption of the exchangeable shares by SMTC Canada or of the purchase of the exchangeable shares by SMTC Nova Scotia pursuant to the redemption call right described below.

SMTC Nova Scotia has an overriding redemption call right to purchase on the redemption date all but not less than all of the exchangeable shares then outstanding (other than exchangeable shares held by SMTC and its affiliates) for a purchase price per exchangeable share equal to one share of common stock plus any declared and unpaid dividends on the exchangeable shares. Upon the exercise of the redemption call right, holders will be obligated to sell their exchangeable shares to SMTC Nova Scotia. If SMTC Nova Scotia exercises the redemption call right in respect of a holder’s exchangeable shares and pays all amounts payable by it to such holder in connection with such exercise, SMTC Canada’s right and obligation to redeem the exchangeable shares on such redemption date will terminate and it shall not be obligated to pay to the holder any declared and unpaid dividends on such exchangeable shares.

The “redemption date” will be the date, if any, established by the board of directors of SMTC Canada for the redemption by SMTC Canada of all but not less than all of the outstanding exchangeable shares pursuant to the exchangeable share provisions, which date shall be no earlier than July 27, 2015, unless:

(i) there are fewer than 500,000 exchangeable shares outstanding (other than exchangeable shares held by SMTC and its affiliates), as such number of shares may be adjusted by the board of directors of SMTC Canada to give effect to any subdivision or consolidation of or stock dividend on the exchangeable shares, any issue or distribution of rights to acquire exchangeable shares or securities exchangeable for or convertible into exchangeable shares, any issue or distribution of other securities or rights or evidences of indebtedness, or assets, or any other capital reorganization or other transaction affecting the exchangeable shares, in which case the board of directors of SMTC Canada may accelerate such redemption date to such date prior to July 27, 2015, as it may determine, upon at least 60 days’ prior written notice to the registered holders of the exchangeable shares and the trustee;

(ii) an SMTC Control Transaction occurs, in which case, provided that the board of directors of SMTC Canada determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with such SMTC Control Transaction and that the redemption of all but not less than all of the outstanding exchangeable shares is necessary to enable the completion of such SMTC Control Transaction in accordance with its terms, the board of directors of SMTC Canada may accelerate such redemption date to such date prior to July 27, 2015 as it may determine upon such number of days’ prior written notice to the registered holders of the exchangeable shares and the trustee as the board of directors of SMTC Canada may determine to be reasonably practicable in such circumstances;

(iii) an Exchangeable Share Voting Event is proposed, in which case, provided that the board of directors of SMTC Canada has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a redemption date, in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event, the redemption date shall be the business day prior to the record date for any meeting or vote of the holders of the exchangeable shares to consider the Exchangeable Share Voting Event, and the board of directors of SMTC Canada shall give such number of days’ prior written notice of such redemption to the registered holders of the exchangeable shares and the trustee as it may determine to be reasonably practicable in such circumstances; or

(iv) an Exempt Exchangeable Share Voting Event is proposed and the holders of the exchangeable shares fail to take the necessary action at a meeting or other vote of holders of exchangeable shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the business day following the day on which the holders of the exchangeable shares failed to take such action, and the board of directors of SMTC Canada shall give such number of days’ prior written notice of such redemption to the registered holders of the exchangeable shares and the trustee as it may determine to be reasonably practicable in such circumstances, provided, however, that the accidental failure or omission to give any notice of redemption under clause (i), (ii), (iii) or (iv) above to less than 10% of such holders of exchangeable shares shall not affect the validity of any such redemption.

Tender Offers

The Exchangeable Share Support Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the SMTC common stock is proposed by SMTC or is proposed to SMTC or its stockholders and is recommended by the Board of Directors of SMTC, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of SMTC, and the exchangeable shares are not otherwise redeemed or repurchased by SMTC Canada or SMTC Nova Scotia, SMTC will use its reasonable efforts to enable and permit holders of exchangeable shares to participate in such offer to the same extent and on an economically equivalent basis as the holders of SMTC common stock. Without limiting the generality of the foregoing, SMTC will use its reasonable efforts to ensure that holders of exchangeable shares may participate in all offers without being required to exercise their right to retract their exchangeable shares as described above under the heading “Retraction” or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the offer and only to the extent necessary to tender to or deposit under the offer.

Certain Restrictions

Without the approval of the holders of the exchangeable shares as set forth below under the heading “Amendment and Approval”, SMTC Canada will not:

(a) pay any dividends on the common shares of SMTC Canada, or any other shares ranking junior to the exchangeable shares, other than stock dividends payable in common shares of SMTC Canada, or any such other shares ranking junior to the exchangeable shares, as the case may be;

(b) redeem, purchase or make any capital distribution in respect of common shares of SMTC Canada, or any other shares ranking junior to the exchangeable shares;

(c) redeem or purchase any other shares of SMTC Canada ranking equally with the exchangeable shares with respect to the payment of dividends or on any liquidation distribution;

(d) issue any exchangeable shares; provided that SMTC Canada may at any time, with or without such approval, issue exchangeable shares (A) pursuant to any shareholder rights plan or equity incentive plan adopted by SMTC Canada; (B) by way of stock dividend to the holders of exchangeable shares; or (C) by way of any subdivision of exchangeable shares described above under the heading “Voting, Dividend and Liquidation Rights”; or

(e) issue any shares of SMTC Canada ranking equally with, or superior to, the exchangeable shares other than by way of stock dividends to the holders of such exchangeable shares.

The restrictions in clauses (a), (b), (c) and (d) above will not apply at any time when the dividends on the outstanding exchangeable shares corresponding to dividends declared and paid on the common stock have been declared and paid in full.

Amendment and Approval

The exchangeable share provisions may be added to, changed or removed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the exchangeable shares will be deemed to have been sufficiently given if given in accordance with applicable law, subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of the holders of exchangeable shares duly called and held at which holders of at least 25% of the then-outstanding exchangeable shares are present or represented by proxy. If no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time (not less than five days later) as may be designated by the chairman of such meeting. At such adjourned meeting, the holders of exchangeable shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution will constitute the approval or consent of the holders of the exchangeable shares.

In accordance with the terms of the Exchangeable Share Support Agreement, neither SMTC nor any of its affiliates will exercise any voting rights with respect to any exchangeable shares held by it, although it will appoint proxyholders with respect to such exchangeable shares for the sole purpose of attending meetings of the holders of exchangeable shares in order to be counted as part of the quorum for such meetings.

Support Obligation

Pursuant to an exchangeable share support agreement entered into by SMTC, SMTC Canada and SMTC Nova Scotia on July 27, 2000 (the “the Exchangeable Share Support Agreement”), SMTC made the following covenants for so long as any exchangeable shares (other than exchangeable shares owned by SMTC or its affiliates) remain outstanding:

•

SMTC will not declare or pay dividends on its common stock unless SMTC Canada is able to (A) declare and pay and simultaneously declares or pays, as the case may be, an equivalent dividend on the exchangeable shares; or (B) subdivide and simultaneously subdivides the exchangeable shares in lieu of a stock dividend (as provided for in the exchangeable share provisions);

•

SMTC will advise SMTC Canada in advance of the declaration of any dividend on the common stock and ensure that (A) the declaration date, record date and payment date for dividends on the exchangeable shares are the same as those for the corresponding dividend on the common stock; or (B) the record date and effective date for a subdivision of the exchangeable shares in lieu of a stock dividend (as provided for in the exchangeable share provisions) are the same as the record date and payment date for the corresponding stock dividend on the common stock;

•	SMTC will ensure that the record date for any dividend declared on the common stock is not less than 10 business days after the declaration date of such dividend;

•

SMTC will take all actions and do all things reasonably necessary or desirable to enable and permit SMTC Canada, in accordance with applicable law, to pay to the holders of the exchangeable shares and otherwise perform its obligations with respect to the satisfaction of the applicable Company Liquidation Amount in the event or a liquidation, dissolution or winding-up of SMTC Canada, or the exchange of exchangeable shares for common stock plus any declared and unpaid dividends on such exchangeable shares in the event of a retraction request by a holder of exchangeable shares or a redemption of exchangeable shares by SMTC Canada;

•

SMTC will take all actions and do all things reasonably necessary or desirable to enable and permit SMTC Nova Scotia, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the call rights, including the delivery of common stock to holders of exchangeable shares in accordance with the provisions of the applicable call right; and

•

if SMTC becomes a “specified financial institution” (as such term is defined in the Income Tax Act (Canada)) or does not deal at arm’s length with such a person, SMTC will take all such actions and do all such things as are reasonably necessary or desirable to cause SMTC Nova Scotia to exercise the retraction call right if requested to do so by a holder of exchangeable shares making a retraction request.

The Exchangeable Share Support Agreement and the exchangeable share provisions provide that, without the prior approval of SMTC Canada and the holders of the exchangeable shares given in the manner set forth above under the heading “Amendment and Approval”, SMTC will not issue or distribute additional common stock, securities exchangeable for or convertible into or carrying rights to acquire common stock, rights, options or warrants to subscribe therefor, evidences of indebtedness or other assets, to all or substantially all holders of common stock, nor shall SMTC subdivide, redivide, reduce, combine, reclassify or otherwise change the common stock, unless the same or an economically equivalent distribution on or change to the exchangeable shares (or in the rights of the holders thereof) is made simultaneously. SMTC Canada’s board of directors is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the exchangeable shares is the same as or economically equivalent to any proposed distribution on or change to the common stock. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the common stock which is recommended by SMTC’s Board of Directors and in connection with which the exchangeable shares are not redeemed by SMTC Canada or purchased by SMTC Nova Scotia pursuant to the redemption call right, SMTC will use reasonable efforts to take all actions necessary or desirable to enable holders of exchangeable shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of common stock.

In order to assist SMTC in complying with its obligations under the Exchangeable Share Support Agreement and to permit SMTC Nova Scotia to exercise the call rights, SMTC Canada is required to notify SMTC and SMTC Nova Scotia of the occurrence of certain events, such as the liquidation, dissolution or winding-up of SMTC Canada whether on a voluntary or involuntary basis, SMTC Canada’s receipt of a retraction request from a holder of exchangeable shares, and the issuance by SMTC Canada of any exchangeable shares, rights, options or warrants to acquire exchangeable shares or other securities exchangeable for or convertible into exchangeable shares.

Under the Exchangeable Share Support Agreement, SMTC agrees that it will not, and will cause its affiliates not to, exercise any voting rights attached to the exchangeable shares owned by it or them on any matter considered at meetings of holders of exchangeable shares. SMTC has also agreed to use its reasonable best efforts to enable SMTC Canada to maintain a listing for the exchangeable shares on a Canadian stock exchange.

With the exception of administrative changes for the purpose of adding covenants of any or all parties, making certain necessary amendments or curing ambiguities or clerical errors (in each case, provided that the board of directors of each of SMTC, SMTC Canada and SMTC Nova Scotia are of the opinion that such amendments are not prejudicial to the interests of the holders of exchangeable shares), the Exchangeable Share Support Agreement may not be amended without the approval of the holders of exchangeable shares given in the manner set forth above under the heading “Amendment and Approval”.

Ranking

The exchangeable shares are entitled to a preference over SMTC Canada’s common shares and any other shares ranking junior to the exchangeable shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding-up of SMTC Canada, whether voluntary or involuntary, or any other distribution of the assets of SMTC Canada among its shareholders for the purpose of winding-up its affairs. The exchangeable shares rank junior to the Class C preferred shares of SMTC Canada that are held by SMTC Nova Scotia and any other shares ranking prior to the exchangeable shares.

Withholding Rights

SMTC Canada, SMTC Nova Scotia, SMTC and the transfer agents are entitled to deduct and withhold from any dividends or consideration otherwise payable to any holder of exchangeable shares or common stock such amounts as SMTC Canada, SMTC Nova Scotia, SMTC or the transfer agents are required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986, as amended, or any provision of provincial, state, local or foreign tax law. Any amounts withheld will be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. If the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the amount otherwise payable to the holder, SMTC Canada, SMTC Nova Scotia, SMTC or the transfer agents may sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to SMTC Canada, SMTC Nova Scotia, SMTC or the transfer agents, as the case may be, to enable it to comply with such deduction or withholding requirement. SMTC Canada, SMTC Nova Scotia, SMTC or the transfer agents, as the case may be, must notify the holder of any such sale and remit to such holder any unapplied balance of the net proceeds of such sale.

Appraisal Rights

In the event of a merger or consolidation of SMTC, holders of exchangeable shares would not have any appraisal rights under Section 262 of the General Corporation Law of Delaware. Holders of exchangeable shares who wish to exercise appraisal rights in connection with a proposed transaction could exchange their exchangeable shares into common stock prior to the record date for the determination of shareholders entitled to exercise appraisal rights.

Definitions

Unless the context otherwise requires, the following terms shall have the meanings set forth below when used in the “Description of the Exchangeable Shares” section.

“Canadian Dollar Equivalent” means in respect of an amount expressed in a currency other than Canadian dollars at any date, the product obtained by multiplying:

(i) the foreign currency amount; and

(ii) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, if such noon spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the board of directors of SMTC Canada to be appropriate for such purpose.

“Company Insolvency Event” means the consent of SMTC Canada to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation, the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), where SMTC Canada fails to contest in good faith any such proceedings commenced in respect of it within 30 days of becoming aware thereof, or the consent by SMTC Canada to the filing of any such petition or to the appointment of a receiver, or the institution by SMTC Canada of any such proceeding, or the making by SMTC Canada of a general assignment for the benefit of creditors, or the admission in writing by SMTC Canada of its inability to pay its debts generally as they become due, or SMTC Canada not being permitted, pursuant to solvency requirements of applicable law, to redeem any retracted exchangeable shares.

“Company Liquidation Amount” means, with respect to each exchangeable share, an amount equal to the current market price of a share of common stock on the last business day prior to the effective date of the liquidation, dissolution or winding-up of SMTC Canada, to be satisfied by the delivery of one share of common stock plus the full amount of all dividends, if any, declared and unpaid on each such exchangeable share held by a holder on any dividend record date occurring prior to such time.

“Exchangeable Share Voting Event” means any matter in respect of which holders of exchangeable shares are entitled to vote as shareholders of SMTC Canada, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of exchangeable shares are entitled to vote (or instruct the trustee to vote) in their capacity as beneficiaries under the Voting and Exchange Trust Agreement.

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of exchangeable shares are entitled to vote as shareholders of SMTC Canada in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the exchangeable shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the exchangeable shares and the common stock.

“SMTC Control Transaction” means any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving, for or by SMTC, or any proposal to take any such action.

“SMTC Liquidation Amount” means, with respect to each exchangeable share, an amount equal to the current market price of a share of common stock on the fifth business day prior to the effective date of an SMTC Liquidation Event, to be satisfied by delivery of one share of common stock plus any declared and unpaid dividends.

“SMTC Liquidation Event” means (i) any determination by SMTC’s Board of Directors to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to SMTC or to effect any other distribution of its assets among its stockholders for the purpose of winding-up its affairs; or (ii) the earlier of (A) receipt by SMTC of notice of, and (B) SMTC becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of SMTC or to effect any other distribution of assets of SMTC among its shareholders for the purpose of winding-up its affairs, in each case of (A) or (B) above where SMTC has failed to contest in good faith any such proceeding commenced in respect of SMTC within 30 days of becoming aware thereof.

“SMTC Nova Scotia” means SMTC Nova Scotia Company, a wholly-owned subsidiary of SMTC.

LEGAL MATTERS

The validity of the shares to be issued in this offering has been passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Some partners of Ropes & Gray LLP are members in RGIP LLC, which beneficially owns 27,971 shares of common stock. RGIP LLC is also an investor in certain of the Bain Capital Funds.

EXPERTS

The consolidated balance sheets of SMTC Corporation as of December 31, 2007 and January 4, 2009, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2006 and 2007 and the period from January 1, 2008 to January 4, 2009, and the related financial statement schedule, which report appears in the January 4, 2009 annual report on Form 10-K of SMTC Corporation, have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are on file with the SEC under file number 0-31051. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-1 filed by us with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock being registered for the exchange of the exchangeable shares in this prospectus, we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede information in this prospectus to the extent that the information included as incorporated by reference modifies or supersedes the existing information. We hereby incorporate by reference the documents listed below (File No. 0-31051).

•	our annual report on Form 10-K for the fiscal period ended January 4, 2009, as filed on April 6, 2009, and as amended by Amendment No. 1 to the Annual Report on Form 10-K filed on May 14, 2009;
•	our quarterly reports on Form 10-Q for the three-month period ended April 5, 2009, as filed on May 20, 2009 and for the three-month period ended July 5, 2009, as filed on August 14, 2009; and
•	our current reports on Form 8-K filed on March 13, 2009, April 28, 2009, May 19, 2009, July 10, 2009 and August 7, 2009.

Each person to whom a prospectus is delivered will receive a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus upon written or oral request, at no cost, either through the “Investor Relations” section of our website (www.smtc.com), or by writing or telephoning us at:

SMTC Corporation

Attention: Secretary

635 Hood Road

Markham, Ontario, Canada L6C 3H2

Telephone: (905) 479-1810

The information contained on our website is not a part of this prospectus.

50,025,000 Shares

SMTC Corporation

Common Stock

PROSPECTUS

AUGUST 26, 2009

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

Printing and engraving expenses*	$1,000
Accountant’s fees and expenses*	1,000
Legal fees and expenses*	4,000

Total	$6,000

*	Estimated and exclusive of expenses associated with the initial filing and the pre-effective amendment of the registration statement for these securities.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

SMTC Corporation is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

SMTC’s charter provides that its directors shall not be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law. In addition, SMTC’s by-laws provide that it shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 16.	EXHIBITS

Exhibit #	Description
3.1	Fourth Amended and Restated Certificate of Incorporation dated August 29, 2008 (14).

3.2	Amended and Restated By-Laws. (11)

3.3	Certificate of Designation. (3)

4.1	Amended and Restated Stockholders Agreement dated as of November 22, 2000. (4)

4.2	Form of certificate representing shares of common stock. (1)

4.3	Exchangeable Share Provisions attaching to the exchangeable shares of SMTC Manufacturing Corporation of Canada. (3)

4.4	Exchangeable Share Support Agreement dated as of July 27, 2000 among SMTC, SMTC Manufacturing Corporation of Canada and SMTC Nova Scotia Company. (3)

4.5	Voting & Exchange Trust Agreement dated as of July 27, 2000 among SMTC, SMTC Manufacturing Corporation of Canada, CIBC Mellon Trust Company and SMTC Nova Scotia Company. (3)

10.1	Real Property Lease dated as of September 15, 1998 between Warden-McPherson Developments Ltd. And The Surface Mount Technology Centre Inc. (2)

10.2	Amended SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan. (5)

10.3	Exchange Agent Agreement dated as of October 1, 2004 by and between SMTC Corporation and Mellon Investor Services LLC. (6)

10.4	Option Grant Certificate issued by SMTC Corporation to John Caldwell, dated October 6, 2004. (8)

10.5	Deferred Share Units Agreement dated as of February 7, 2005 between John Caldwell and SMTC Manufacturing Corporation of Canada. (7)

10.6	Bonus Plan dated as of February 7, 2005 provided by SMTC Manufacturing Corporation of Canada to John Caldwell. (7)

10.7	Employment Agreement dated as of May 16, 2007 between John Caldwell and SMTC Manufacturing Corporation of Canada. (10)

10.8	Deferred Share Unit Agreement dated as of May 16, 2007 between John Caldwell and SMTC Manufacturing Corporation of Canada. (10)

10.9	Employment Agreement dated as of March 30, 2007 between Jane Todd and SMTC Manufacturing Corporation of Canada. (9)

10.10	Employment Agreement dated as of March 30, 2007 between Steve Hoffrogge and SMTC Manufacturing Corporation of Canada. (9)

10.11	Employment Agreement dated as of March 30, 2007 between Don Simpson and SMTC Manufacturing Corporation of Canada. (9)

10.12	Amended and Restated Guarantee by SMTC Manufacturing Corporation of Canada dated August 10, 2007. (11)

10.13	Amended and Restated Guarantee by SMTC Manufacturing Corporation of California dated August 10, 2007. (11)

10.14	Amended and Restated Guarantee by SMTC Manufacturing Corporation of Massachusetts dated August 10, 2007. (11)

10.15	Amended and Restated Guarantee by SMTC Mex Holdings, Inc. dated August 10, 2007. (11)

10.16	Amended and Restated General Security Agreement by SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Massachusetts and SMTC Mex Holdings, Inc. dated August 3, 2007. (11)

Exhibit #	Description
10.17	Amended and Restated Guarantee by SMTC Corporation, HTM Holdings, Inc. and SMTC Holdings, LLC dated August 10, 2007. (11)

10.18	Amended and Restated General Security Agreement by SMTC Corporation, HTM Holdings, Inc. and SMTC Group Holdings, LLC dated August 10, 2007. (11)

10.19	Amended and Restated General Security Agreement by SMTC Manufacturing Corporation of Canada dated August 10, 2007. (11)

10.20	Amended and Restated General Security Agreement by SMTC Nova Scotia Company dated August 10, 2007. (11)

10.21	Amended and Restated Guarantee by SMTC Nova Scotia Company dated August 10, 2007. (11)

10.22	Second Amended and Restated U.S. Loan Agreement, dated August 7, 2008, by and between Wachovia Capital Finance Corporation (Central), Export Development Canada, SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Massachusetts, and SMTC Mex Holdings, Inc. (12)

10.23	Second Amended and Restated Canadian Loan Agreement, dated August 7, 2008, by and between Wachovia Capital Finance Corporation (Canada), and SMTC Manufacturing Corporation of Canada. (12)

10.24	Amending Agreement Regarding SMTC Holdings LLC dated August 7, 2008. (12)

10.25	Letter of waiver and amendment dated April 2, 2009 between Wachovia Capital Finance Corporation (Central), Export Development Canada, SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Massachusetts and SMTC Mex Holdings, Inc. (13)

10.26	Letter of waiver and amendment dated April 2, 2009 between Wachovia Capital Finance Corporation (Canada) and SMTC Manufacturing Corporation of Canada. (13)

21.1	Subsidiaries of the Registrant. (13)

23.1	Consent of KPMG LLP, Independent Auditors.

(1)	Filed as an Exhibit to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on June 19, 2000 (File No. 333-33208) and incorporated by reference herein.
(2)	Filed as an Exhibit to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed on July 18, 2000 (File No. 333-33208) and incorporated by reference herein.
(3)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2000 filed on November 15, 2000 (File No. 0-31051) and incorporated by reference herein.
(4)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001 (File No. 0-31051) and incorporated by reference herein.
(5)	Filed as an Exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on June 25, 2004 (File No. 333-115400) and incorporated by reference herein.
(6)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 3, 2004 filed on November 17, 2004 (File No. 0-31051) and incorporated by reference herein.
(7)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on February 11, 2005 (File No. 0-31051) and incorporated by reference herein.
(8)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on April 15, 2005 (File No. 0-31051) and incorporated by reference herein.
(9)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007 (File No. 0-31051) and incorporated by reference herein.
(10)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended April 1, 2007 filed on May 16, 2007 (File No. 0-31051) and incorporated by reference herein.
(11)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007 filed on November 14, 2007 (File No. 0-31051) and incorporated by reference herein.

(12)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 29, 2008 filed on August 13, 2008 (File No. 0-31051) and incorporated by reference herein.
(13)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended January 4, 2009 filed on April 6, 2009 (File No. 0-31051) and incorporated by reference herein.
(14)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on July 10, 2009 (File No. 0-31051) and incorporated by reference herein.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	For purposes of determining any liability under the Securities Act to any person exchange shares hereunder, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SMTC Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Markham, Province of Ontario, on August 26, 2009.

SMTC CORPORATION

By:	/s/ JOHN E. CALDWELL
John E. Caldwell Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated below.

Signature	Title	Date

/s/ John Caldwell John Caldwell	President, Chief Executive Officer and Director (Principal Executive Officer)	August 26, 2009

/s/ Jane Todd Jane Todd	Chief Financial Officer (Principal Financial and Accounting Officer)	August 26, 2009

/s/ Thomas Cowan Thomas Cowan	Director	August 26, 2009

/s/ John Marinucci John Marinucci	Director	August 26, 2009

/s/ David Sandberg David Sandberg	Director	August 26, 2009